Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 9th day of January 2012 (the “Agreement Date”), by and between Great Lakes Dredge & Dock Corporation (the “Company”), and Stephen E. Pegg (“Executive”).

ARTICLE I

EMPLOYMENT SERVICES

1.1     Term of Employment. Executive’s employment under this Agreement shall commence on January 9, 2012 and continue until the second annual anniversary of such date, unless terminated earlier pursuant to Article III herein (the “Initial Employment Term”). The Employment Term shall be extended automatically for successive one-year periods unless, at least 90 days prior to expiration of the Employment Term, either party gives written notice to the other party that he/it does not wish to renew the Agreement (such one year extension(s) and the Initial Employment Term to be, collectively, the “Employment Term”).

1.2     Position and Duties. During the Employment Term, Executive shall hold the position of Senior Vice President-Business Development, and shall report to the Company’s Chief Executive Officer. Executive shall perform such duties and responsibilities as are consistent with a Senior Vice President and those duties as may be assigned to Executive by the Chief Executive Officer from time to time. Executive shall devote Executive’s full business time, attention, skill and energy to the business and affairs of the Company, and shall use Executive’s reasonable best efforts to perform such responsibilities in a diligent, loyal, and businesslike manner so as to advance the best interests of the Company. Executive shall act in conformity with Company’s written and oral policies and within the limits, budgets and business plans set by the Company, and shall adhere to all rules and regulations in effect from time to time relating to the conduct of executives of the Company. The Executive’s office will be at the principal executive offices of the Company and Executive will be expected to conduct his activities from such office other than when traveling on behalf of the Company. Notwithstanding the foregoing, Executive shall be permitted to devote a reasonable amount of time and effort to civic and charitable organizations and managing personal investments; but only to the extent that such activities, individually or as a whole, do not materially interfere with the execution of Executive’s duties hereunder, or otherwise violate any provision of this Agreement. Executive shall not become involved in the management of any corporation, partnership or other entity, including serving on the board of directors of any publicly traded company, without the written consent of the Company’s Board of Directors (the “Board”).

1.3     Service on Board. The Company may require Executive to serve without additional compensation as a member of the Board or as an officer or director of any of the Company’s subsidiaries. Any compensation or other remuneration received from such service may be offset against the amounts due hereunder.

ARTICLE II

COMPENSATION

2.1     Base Salary. The Company shall pay Executive an annual base salary (“Base Salary”) of $235,000, payable in accordance with the general payroll practices of the Company. The Board may, in its sole discretion, increase or decrease Executive’s Base Salary if there is a salary reduction affecting substantially all senior executive officers of the Company. The Company will pay the Executive’s Base Salary according to payroll practices in effect for all senior executive officers of the Company.

2.2     Incentive Compensation. Executive will be eligible to participate in any annual performance bonus plans and long-term incentive plans established or maintained by the Company for its senior executive officers, including, but not limited to, the Annual Cash Bonus Plan or such similar or successor plans as the Company may establish. Thirty-three percent of any annual bonus earned by the Executive will be paid in shares of the Company’s common stock; the remainder (and the value of any fractional shares) will be paid to Executive in cash. Such bonus will be paid in accordance with the Company’s standard practice, but in any event no later than 2.5 months after the end of the calendar year in which the Executive earns such bonus. All incentive compensation paid to Executive will be subject to the terms of the Company’s policy for recovering overpayments of incentive compensation in certain circumstances, including a restatement of reported financial or operating results, fraud or misconduct, in effect from time to time.

2.3     Equity Compensation. Executive will be eligible to participate in any equity-based compensation plans established or maintained by the Company for senior executive officers, including but not limited to the Company’s 2007 Long-Term Incentive Plan and any successor thereto. All equity compensation paid to Executive will be subject to the terms of the Company’s recoupment policy in effect from time to time. Upon acceptance by Executive of the Company’s offer of employment dated March 6, 2011, Executive was granted 15,000 restricted stock units, vesting in two equal installments on March 7, 2012 and March 7, 2013. If Executive’s employment is terminated without cause or if there is a Change in Control, these restricted stock units shall vest immediately.

2.4     Employee Benefit Plans. Executive will be eligible to participate on substantially the same basis as the Company’s other senior executive officers in any employee benefit plans offered by the Company including, without limitation, the Company’s 401(k) Lost Benefit Plan (or any successor thereto), medical, dental, short-term and long-term disability, life, profit sharing and nonqualified deferred compensation arrangements. The Company reserves the right to modify, suspend or discontinue any and all of the plans, practices, policies and programs at any time without recourse by Executive, so long as Company takes such action generally with respect to other senior executive officers.

2.5     Vacation. Executive will be entitled to 20 days of paid vacation per calendar year.

2.6     Business Expenses. The Company will reimburse the Executive for all reasonable and necessary business expenses incurred in the performance of services with the Company, according to the Company’s policies and upon Executive’s presentation of an itemized written statement and such verification as the Company may require.

ARTICLE III

TERMINATION OF EMPLOYMENT

3.1     Voluntary Resignation. Executive may terminate his employment for any reason by giving the Company 60 days prior written notice of a voluntary resignation date (“Resignation Date”). Upon receiving Executive’s notice of intent to resign, the Company may require that Executive cease performing services for the Company at any time before the Resignation Date, so long as the Company continues Executive’s Base Salary under Section 2.1 and employee benefits under Section 2.4 through the Resignation Date. Except as otherwise provided under law or the terms of any employee benefit plans in which Executive participates, Executive shall not be entitled to receive any compensation or benefits from the Company after the Resignation Date.

3.2     Termination By Company With Cause. The Company may terminate Executive’s employment for Cause (as defined below) by giving written notice to Executive designating an immediate or future termination date. In the event of a termination for Cause, the Company shall pay Executive his Base Salary under Section 2.1 and employee benefits under Section 2.4 through the termination date. Except as otherwise provided under law or the terms of any employee benefit plans in which Executive participates, Executive shall not be entitled to receive any compensation or benefits from the Company after the termination date.

For purposes of this Agreement, “Cause” means: (i) Executive materially breaches Executive’s obligations under this Agreement or an established policy of the Company; (ii) Executive commits an act constituting a felony or engages in unethical or immoral conduct that, in the reasonable judgment of the Board, could injure the integrity, character or reputation of the Company; (iii) Executive fails, refuses or is unable to perform, or habitually neglects, Executive’s duties and responsibilities hereunder, and continues such failure, refusal, inability or neglect after having been given written notice by the Company that specifies what duties Executive failed to perform and an opportunity to cure of 15 days; (iv) Executive commits an act of dishonesty, misconduct or fraud in connection with his job duties, or otherwise violates a fiduciary duty to the Company; or (v) Executive fails to reasonably cooperate with any audit or investigation involving the Company or its business practices after having been given written notice by the Company that specifies Executive’s failure to cooperate and an opportunity to cure of 15 days.

3.3     Termination By Company Without Cause. The Company may terminate Executive’s employment without Cause by giving written notice to Executive designating an immediate or future termination date. Executive’s voluntary resignation of employment due to a material diminution of Executive’s authority, duties or responsibilities shall be treated as a termination by Company without Cause; provided that, (a) such voluntary resignation occurs within 65 days following the initial occurrence of such diminution, (b) Executive provided written notice of such diminution to the Board and the Chief Executive Officer within 30 days of such diminution, and (c) the Company failed to cure such diminution within 30 days of receipt of such written notice from Executive.

In the event of a termination without Cause, Executive shall receive from the Company his Base Salary under Section 2.1 and employee benefits under Section 2.4 through the termination date, and shall be eligible to receive Severance Pay (as defined below), subject to the requirements set forth in Section 3.6 and Section 3.7. In the event of a termination without Cause during the Employment Term, Executive shall be eligible for the compensation and benefits (“Severance Pay”) described in this Section 3.3 (the period over which the amounts payable in Section 3.3(a) is referred to as the “Severance Period”).

(a)      If Executive is terminated without Cause, the Company will provide the following compensation and benefits to Executive:

(i)      (aa) Intentionally Omitted.

          (bb) If the Executive’s employment is terminated prior to March 7, 2016, Executive shall receive a payment of up to 12 months of the Executive’s then current Base Pay based upon 1 month of Base Pay for each 2 months of service (calculating the initial service date as March 7, 2011), less applicable withholdings. This amount will be paid in equal installments on each regularly scheduled payroll pay date during the period that begins on the termination date, subject to Section 3.6.

          (cc) If the Executive’s employment is terminated on or subsequent to March 7, 2016, Executive shall receive a payment equal to 18 months of the Executive’s then current Base Pay, less applicable withholdings. This amount will be paid in equal installments on each regularly scheduled payroll pay date during the period that begins on the termination date, subject to Section 3.6.

(ii)     The pro rata portion of the annual bonus and the 401(k) Lost Benefit Plan benefits earned through the termination date. Such amount will be paid when all other Company executives receive such payments, but in no event later than March 15 of the year following the termination date.

(iii)     Subject to the terms and conditions described herein, the Company will continue to provide the Executive (and his spouse and eligible dependents, to the extent they have been provided with coverage on the date immediately prior to the termination date and otherwise continue to be eligible for coverage under the terms of the applicable governing documents) with group medical, dental and life insurance for the Severance Period. During the Severance Period, the Company will reduce the Executive’s cash Severance Pay by his share of the cost of these benefits, which shall be fixed at the amount the Executive had been paying for such coverage on the date immediately prior to the termination. After the Severance Period, the Executive (and his spouse and eligible dependents, as applicable) will be eligible for continuation coverage under COBRA or other similar state statute. Notwithstanding the foregoing, the Company may find alternate medical and dental plan coverage if, by law or other restrictions outside the control of the Company, continued coverage under the Company’s health plans is not permitted.

(iv)     The Company will pay for and provide to the Executive outplacement services with an outplacement firm of Executive’s choosing, provided that the Company shall not be responsible to pay for such services to the extent such services (aa) exceed $15,000 or (bb) are provided more than one year following the Release Effective Date.

(b)     If the Executive is terminated without Cause, the Executive will receive vesting credit for any unvested equity awards through the end of the Severance Period.

Except as otherwise provided under law or the terms of any employee benefit plans in which Executive participates, Executive shall not be entitled to receive any additional compensation or benefits from the Company after the termination date. For the avoidance of doubt, Executive shall not be eligible for Severance Pay if his employment ends because the Company or Executive provides notice of nonrenewal of the Employment Term pursuant to Section 1.1. All Severance Pay paid to Executive will be subject to the terms of the Company’s policy for recovering overpayments of incentive compensation in certain circumstances, including a restatement of reported financial or operating results, fraud or misconduct, in effect from time to time.

3.4     Change in Control. If, contemporaneous with or within fifteen months after a Change in Control (as defined below), the Company terminates the Executive’s employment other than for Cause, Executive will be eligible to receive, in lieu of those payments provided under Sections 3.3, as applicable: (a) 1  1/4 times his then current Base Pay; and (b) the pro rata portion of the annual bonus and the 401(k) Lost Benefit Plan benefits earned through the termination date as described in Section 3.3(a)(ii) (together, the “Change in Control Payment”), subject to the requirements set forth in Section 3.6. The Base Pay portion of the Change in Control Payment will be made in a lump sum cash payment as soon as practicable, but in no event more than 10 days after Executive’s termination of employment (on or after the date of the Change in Control). In addition, Executive will be eligible for the continued health plan coverage described in Section 3.3(a)(iii) and will receive 24 months vesting credit consistent with and subject to the limitations of Section 3.5.

For purposes of this Agreement, a “Change in Control” of the Company will be deemed to occur as of the first day that any one or more of the following conditions is satisfied:

(i)     The “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”) is accumulated, held or acquired by a Person (as defined in Section 3(a)(9) of the Exchange Act, as modified, and used in Sections 13(d) and 14(d) thereof) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, holders of capital stock of the Company as of the date hereof or an affiliate thereof, any corporation owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of stock of the Company); provided, however that any acquisition from the Company or any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of subparagraph (iii) of this paragraph will not be a Change in Control under this subparagraph (i), and provided further, that immediately prior to such accumulation, holding or acquisition, such Person was not a direct or indirect beneficial owner of 25% or more of the Company Voting Securities; or

(ii)     Within any twelve (12) month period that includes or is after the Effective Date, individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii)     Consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination: (A) more than 60% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Company existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)     Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

However, in no event will a Change in Control be deemed to have occurred with respect to Executive if Executive is part of a purchasing group that consummates the Change in Control transaction. Executive will be deemed “part of a purchasing group” for purposes of the preceding sentence if Executive is an equity participant in the purchasing company or group (except: (i) passive ownership of less than two percent of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors; provided that, for purposes of the foregoing, participation as a management investor in such purchasing company will not be deemed to be within the exceptions provided for in (i) and (ii)).

Notwithstanding anything to contrary, a Change in Control will have occurred only if such change in ownership constitutes a change in control event under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance in effect thereunder (“Section 409A”).

3.5.     Additional Vesting. In addition to any amounts otherwise payable to Executive upon a separation from service, if Executive incurs any of the events below, he will be granted additional vesting, as described below:

(a)     Death or Disability. If Executive dies or becomes permanently disabled (as determined under the Company’s long-term disability plan in which Executive participates), Executive will receive an additional vesting credit under each of the Company’s employee benefit plans that have vesting requirements. Such additional vesting credit shall begin with the date of death or disability period, as applicable, and will equal the greater of (i) 24 months vesting credit and (ii) the amount of additional vesting credit that would be provided without regard to this Section 3.5(a) under any other Company policy or agreement with Executive.

(b)     Retirement. Upon Executive’s retirement from the Company, Executive will receive vesting of any of his outstanding equity awards according to the terms of the 2007 Long-Term Incentive Plan.

If the Company determines that the Executive cannot receive such additional vesting credit under the terms of any such employee benefit plan because, for example, Executive is not actually providing any services to the Company, the Company may provide the value of such additional vesting under an alternate arrangement, such as through the purchase of an individual insurance policy that provides similar benefits or, if applicable, through a nonqualified pension or profit sharing plan.

3.6     Execution of Separation Agreement. As a condition to receiving the Severance Pay or the Change in Control Payment set forth in Section 3.3 or Section 3.4, respectively, Executive must execute and return to the Company, and not revoke any part of, a separation agreement containing a general release and waiver of claims against the Company and its respective officers, directors, stockholders, employees and affiliates with respect to Executive’s employment, and other customary terms, in a form and substance reasonably acceptable to the

Company. The Company shall deliver to Executive such release within ten (10) days following Executive’s termination of employment and the Executive shall deliver an original, signed release to the Company within twenty-one (21) business days (or such longer period as may be required by applicable law to constitute an effective release of all claims, but no longer than 45 days after the after receipt of the same from the Company) (the “Release Effective Date”). Notwithstanding anything in this Agreement to the contrary, no payments pursuant to Section 3.3 or Section 3.4 shall be made prior to the date that both (i) Executive has delivered an original, signed release to the Company and (ii) the revocability period (if any) has elapsed, and provided that any payments that would otherwise be made during the first sixty (60) days following Executive’s termination of employment will be made on the 65th day. If the Executive does not deliver an original, signed release to the Company by the Release Effective Date, Executive’s rights shall be limited to those made available to the Executive under Section 3.1 above, and (ii) the Company shall have no obligation to pay or provide to the Executive any amount or benefits described in Section 3.3 or Section 3.4, or any other monies on account of the termination of Executive’s employment. Any obligation of the Company to provide the Severance Pay shall cease: (i) upon Executive’s death; (ii) if Executive materially breached or breaches his contractual obligations to the Company, including those set forth in Article IV or Article V herein, or in the release agreement; or (iii) if, after Executive’s termination, the Company discovers facts and circumstances that would have justified a termination for Cause.

3.7 Timing of Payments; Section 409A.

(a)     Pursuant to Section 409A, to the extent that Executive is a Specified Employee as of the date of termination, the Severance Pay set forth in Section 3.3 or Change in Control Payments set forth in Section 3.4 shall commence six months after the date of termination (the “Six-Month Delay”). Payments to which Executive would otherwise be entitled during the Six Month Delay will be accumulated and paid on the first day of the seventh month following the date of termination; provided, however, that:

(i)     During the Six-Month Delay, the Company shall pay to Executive Severance Pay set forth in Section 3.3 or Change in Control Payments set forth in Section 3.4, to the extent any of the following exceptions to the Six-Month Delay Rule apply:

(A)     the short-term deferral rule of Code Section 409A and Treasury Regulation §1.409A-1(b)(4) (or any similar or successor provisions) (including with the treatment of each payment as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii)) (or any similar or successor provisions);

(B)     payments permitted under the separation pay exception of Code Section 409A and Treasury Regulation §1.409A-1(b)(9)(iii) (or any similar or successor provisions); and

(C)     payments permitted under the limited payments exception of Code Section 409A and Treasury Regulation §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions);

provided that such amounts paid shall count toward, and shall not be in addition to, the total payment amount required to be made to the Executive by the Company under Section 3.3 or Section 3.4 on account of the separation from service and any applicable Company benefit plan.

(b)     In the event that the Company’s independent registered public accounting firm or the Internal Revenue Service determines that any payment, coverage or benefit due or owing to the Executive pursuant to this Agreement is subject to the additional tax imposed by Section 409A or any successor provision thereof or any interest or penalties, including interest imposed under Section 409(A)(1)(B)(i)(I), incurred by the Executive as a result of the application of such provision, the Company agrees to cooperate with Executive to execute any amendment to the provisions hereof reasonably necessary but only (A) to the minimum extent necessary to avoid application of such tax and (B) to the extent that the Company would not, as a result, suffer any adverse consequences (including, without limitation, accelerating the payment or provision of any benefit described herein). The preceding shall not be construed as a guarantee of any particular tax effect for Executive’s compensation and benefits and the Company does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Code Section 409A.

(c)     Each payment under this Agreement is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation §1.409A-2(b)(2)(iii) (or any similar or successor provisions). To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions).

(d)     For purposes of this Agreement, “Specified Employee” has the meaning given that term in Section 409A and Treas. Reg. 1.409A-1(c)(i) (or any similar or successor provisions) as determined in accordance with the Company’s policy for determining Specified Employees. All payments of “deferred compensation,” as defined in Section 409A, due to Executive’s “termination of employment” shall be payable upon the Executive’s “separation from service,” as defined by Treas. Reg. §1.409A-1(h).

(e)     Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to be exempt from or, in the alternative, comply with Section 409A and the interpretive guidance in effect thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions. The Agreement shall be construed and interpreted in accordance with such intent.

3.8     Excess Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment” within the meaning of Code Section 280G but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Code Section 4999, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes).

The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 3.8 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 3.8, the Company will effect such reduction by reducing the lump sum cash payment related to Base Pay portion of the Change in Control Payment or other taxable cash payment payable in the same calendar year (a “Reduction”). In the event that, after such Reduction any payment or benefit intended to be provided under this Agreement or otherwise is still required to be reduced pursuant to this Section 3.8, the Company will effect such reduction by reducing other consideration due to Executive.

3.9     Removal from any Boards and Positions. If Executive’s employment is terminated for any reason under this Agreement, this Agreement will constitute his resignation from (i) if a member, the board of directors of the Company as well as any affiliate, any industry group or any other board to which he has been appointed or nominated by or on behalf of the Company, (ii) any position with the Company or any affiliate, including, but not limited to, as an officer of the Company or any of its affiliates, and (iii) any fiduciary positions with respect to the Company’s benefit plans.

ARTICLE IV

EXCLUSIVITY OF SERVICES AND RESTRICTIVE COVENANTS

4.1     Confidential Information. Executive acknowledges and agrees that the Confidential Information (as defined below) of the Company and its subsidiaries and any other entity related to the Company (each, a “GLDD Entity”) that he obtained during the course of his employment by the Company is the property of the Company or such other GLDD Entity. The Executive will never, directly or indirectly, disclose, publish or use any Confidential Information of which the Executive has become aware, whether or not such information was developed by him. All duties and obligations set forth in this Agreement regarding Confidential Information shall be in addition to those which exist under the Illinois Trade Secrets Act and at common law.

As used in this Agreement, “Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or any other GLDD Entity, in connection with its businesses, including but not limited to:

i.         products or services, unannounced products or services, product or service development information (or other proprietary product or service information);

ii.        fees, costs, bids and pricing structures and quotations or proposals given to agents, customers, sureties, suppliers, or prospective customers, agents, sureties or suppliers, or received from any such person or entity;

iii.       accounting or financial records;

iv.       strategic business plans;

v.        information system applications or strategies;

vi.       customer and vendor lists and employee lists and directories;

vii.      marketing plans, bidding strategies and processes, and negotiation strategies, whether past, current, or future;

viii.     accounting and business methods;

ix.        legal advice and/or attorney work product;

x.         trade secrets and other proprietary information;

xi.        information, analysis or strategies regarding acquisitions, mergers, other business combinations, divestitures, recapitalizations, or new ventures; and

xii.       nonpublic information that was acquired by the Executive concerning the requirements and specifications of the Company’s or any other GLDD Entity’s agents, vendors, contractors, customers, or potential customers.

Notwithstanding anything to the contrary, Confidential Information does not include any information that: (i) is publicly disclosed by law or pursuant to, and to the extent required by, an order of a court of competent jurisdiction or governmental agency; (ii) becomes publicly available through no fault of the Executive; or (iii) has been published in a form generally available to the public before the Executive proposes to disclose, publish, or use such information.

4.2     Noncompetition. During the Employment Term and for the Severance Period following the termination of the Employment Term for any reason (the “Restricted Period”), the Executive will not, on behalf of himself or any other entity, have an ownership interest in or become employed or engaged by, or otherwise participate in or render services to, any business or enterprise (including, without limitation, any division, group or franchise of a larger organization) within the Geographical Area (as defined below) that engages in any dredging or demolition or any other business engaged in by the Company; provided, however, that this restriction shall not prohibit the Executive from passive beneficial ownership of less than three percent of any class of securities of a publicly-held corporation whose stock is traded on a U.S. national securities exchange or traded in the over-the-counter market. For the purpose of this provision, “Geographical Area” means North America, Central America, South America, the Caribbean, the Middle East, Africa, India, Australia, and Asia. Notwithstanding anything in this Article IV to the contrary, the Executive may, at any time during the Restricted Period, provide written notice to the Company that (i) describes a particular business or employment opportunity that he is interested in pursuing or in which he may wish to engage, and (ii) request that the Company agree that the opportunity so described would not violate this Section 4.2. Within a reasonable time, the Company will send the Executive a written response, indicating whether or not the Company consents to the Executive engaging in the opportunity described in his notice.

4.3     Non-Solicitation. During the Restricted Period, Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of Company), directly or indirectly, on Executive’s own behalf or for any other person or entity: (i) solicit for employment, hire or engage, or attempt to solicit for employment, hire or engage, any person who is or was employed by the Company within the six month period prior to the solicitation, hire or engagement, or (ii) otherwise interfere with the relationship between any such person and the Company.

4.4     Non-Interference with Business Relationships. During the Restricted Period, Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of the Company), directly or indirectly, on Executive’s own behalf or for any other person or entity: (i) solicit, for a purpose related to a competitive activity (i.e., an activity prohibited by Section 4.2), any customer, vendor or agent of the Company that was doing business with the Company during the six month period prior to the solicitation; or (ii) induce, or attempt to induce, any customer, vendor or agent of the Company to reduce or cease doing business with the Company, or otherwise interfere with the relationship between such entity and the Company.

4.5     Equitable Modification. If any court of competent jurisdiction shall deem any provision in this Article IV too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law.

4.6     Remedies. Executive acknowledges that the agreements and covenants contained in this Article IV are essential to protect the Company and its business and are a condition precedent to entering into this Agreement. Should Executive breach any covenants in this Article IV, then among other remedies, the duration of the covenant shall be extended by the period of any such breach. Executive agrees that irreparable harm would result from Executive’s breach or threat to breach any provision of this Article IV, and that monetary damages alone would not provide adequate relief to the Company for the harm incurred. Executive agrees that in addition to money damages, the Company shall be entitled to seek and obtain temporary, preliminary, and permanent injunctive relief restraining Executive from committing or continuing any breach without being required to post a bond. Without limiting the foregoing, upon a breach by Executive of any provision of this Article IV, any outstanding Severance Pay shall cease and be forfeited, and Executive shall immediately reimburse the Company for any Severance Pay previously paid.

ARTICLE V

POST-TERMINATION OBLIGATIONS

5.1     Return of Company Materials. No later than three business days following the termination of Executive’s employment for any reason, Executive shall return to the Company all company property that is then in Executive’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware and software, documents, records, policies, marketing information, design information, specifications and plans, data base information and lists, and any other property or information that Executive has or had relating to the Company (whether those materials are in paper or computer-stored form), and including but not limited to any documents containing, summarizing, or describing any Confidential Information.

5.2     Executive Assistance. During Executive’s employment with the Company and for a period of 24 months after the termination of such employment, Executive shall, upon reasonable notice, furnish the Company with such information as may be in Executive’s possession or control, and cooperate with the Company in any reasonable manner that the Company may request, including without limitation conferring with the Company with regard to any litigation, claim, or other dispute in which the Company is or may become a party. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in fulfilling Executive’s obligations under this Section 5.2. The Company will make any such reimbursement within 30 days of the date the Executive provides the Company with documentary evidence of such expense consistent with the policies of the Company. Notwithstanding anything to the contrary, any such reimbursement shall be administered so as to comply with Treasury Regulation Section 1.409A-3(i)(1)(iv).

ARTICLE VI

MISCELLANEOUS

6.1     Notices. Any notices, consents or other communications required or permitted to be sent or given hereunder shall be in writing and shall be deemed properly served if (a) delivered personally, in which case the date of such notice shall be the date of delivery; (b) delivered to a nationally recognized overnight courier service, in which case the date of delivery shall be the next business day; or (c) sent by facsimile transmission (with a copy sent by first-class mail), in which case the date of delivery shall be the date of transmission, or if after 5:00 P.M., the next business day. If not personally delivered, notice shall be sent using the addresses set forth below:

If to Executive, to the address listed on the signature page or the last address on file in the records of the Company.

If to the Company:

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, IL 60523

Attn: Chief Executive Officer

fax: (630) 574-3007

telephone: (630) 574-3000

with a copy to:

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, IL 60523

Attn: General Counsel

fax: (630) 574-3007

telephone: (630) 574-3000

or such other address as may hereafter be specified by notice given by either party to the other party. Executive shall promptly notify the Company of any change in his address set forth on the signature page.

6.2     Company Stock Retention. During the Employment Term, Executive must retain all shares of Company stock he receives as compensation from the Company; provided, however, that Executive from time to time may sell such shares to the extent that the aggregate value of the shares of Company stock he owns (together with his spouse and any trusts of which he or his spouse are the beneficial owner) after the conclusion of such sale exceeds three (3) times his then current Base Salary; with such aggregate value being determined using the closing price for the Company’s stock on the NASDAQ global market (or other U.S. national market on which the Company’s stock is then trading) on the day immediately preceding such sale, with any unvested shares (and options) being valued at zero.

6.3     Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law, or any other amounts due and owing to the Company from Executive.

6.4     Successors and Assigns. This Agreement shall not be assignable by Executive without the Company’s written consent. The Company may unilaterally assign this Agreement to any successor employer or corporation or entity that purchases substantially all of the assets of or succeeds to the business of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

6.5     No Waiver. No failure or delay by the Company or the Executive in enforcing or exercising any right or remedy hereunder will operate as a waiver thereof. No modification, amendment or waiver of this Agreement or consent to any departure by the Executive from any of the terms or conditions thereof, will be effective unless in writing and signed by the Chairman or Lead Director of the Company’s Board. Any such waiver or consent will be effective only in the specific instance and for the purpose for which given.

6.6     Severability; Survivability. If any term or provision of this Agreement shall be held to be invalid or unenforceable, the remaining terms and provisions hereof shall not be affected thereby and shall be enforced to the fullest extent permitted under law. Executive’s obligations in Articles IV and V shall survive and continue in full force notwithstanding the termination of this Agreement or Executive’s employment for any reason.

6.7     Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

6.8     Governing Law; Consent to Jurisdiction; Waiver of Jury. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to its conflict of law principles. For the purposes of any suit, action, or other proceeding arising out of this Agreement or with respect to Executive’s employment hereunder, the parties: (i) agree to submit to the exclusive jurisdiction of the federal or state courts located in Cook County, Illinois; (ii) waive any objection to personal jurisdiction or venue in such jurisdiction, and agree not to plead or claim forum non conveniens; and (iii) waive their respective rights to a jury trial of any claims and causes of action, and agree to have any matter heard and decided solely by the court.

6.9     Construction. The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company. The heading in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of the provision.

6.10     Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all prior agreements, understandings or letters of intent with regard to the subject matter contained herein between the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto.

6.11     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED IN CONNECTION HEREWITH OR HEREAFTER AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Employment Agreement as of the date first set forth above.

Great Lakes Dredge & Dock Corporation

By:	/s/ Bruce J. Biemeck
	Name:	Bruce J. Biemeck
	Title:	President & CFO

Stephen E. Pegg

/s/ Stephen E. Pegg

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